Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

dated as of

July 4, 2009

among

PARTNERRE LTD.

(as buyer),

THE SELLERS NAMED HEREIN

(as sellers)

and,

solely for purposes of Sections 7.04, 7.05, 7.07(a), 11.02 and 11.03,

PARIS RE HOLDINGS LIMITED

relating to the purchase and sale

of

Common Shares

and

Warrants to purchase Common Shares

of

PARIS RE HOLDINGS LIMITED

TABLE OF CONTENTS

i

ARTICLE 5
Covenants of Sellers

Section 5.01. Directors	17
Section 5.02. Share Capital Repayment and Charter Amendment	18
Section 5.03. No Solicitation; Other Offers	18
Section 5.04. Subsequently Acquired Company Shares or Company Warrants	19
Section 5.05. Waiver of Released Claims	19

ARTICLE 6
Covenants of Parent and Purchaser
Section 6.01. Formation of Purchaser	20
Section 6.02. Obligations of Purchaser	21

ARTICLE 7
Additional Agreements

Section 7.01. Reasonable Best Efforts; Further Assurances	21
Section 7.02. Disclosure Documents	21
Section 7.03. Certain Filings	21
Section 7.04. Public Announcements	21
Section 7.05. Standstill Provision	22
Section 7.06. Notices of Certain Events	23
Section 7.07. Securityholders’ Agreement and Company Warrants	23
Section 7.08. Information Rights	24

ARTICLE 8
Conditions to Closing

Section 8.01. Conditions to Obligations of Parent, Purchaser and the Sellers	24
Section 8.02. Conditions to Obligation of Parent and Purchaser	25
Section 8.03. Conditions to Obligation of the Sellers	27

ARTICLE 9
Survival

Section 9.01. Survival	28

ARTICLE 10
Termination

Section 10.01. Grounds for Termination	29
Section 10.02. Effect of Termination 30

ii

EXHIBIT A	Security Ownership and Payment Information

EXHIBIT B	Form of Investor Agreement

EXHIBIT C	Names of Resigning Members of the Company Board

EXHIBIT D	Form of Registration Rights Agreement

EXHIBIT E	Form of Parent Note

Seller Disclosure Schedules
Parent Disclosure Schedules

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of July 4, 2009 among:

(i) PartnerRe Ltd., a Bermuda exempted company (“Parent”);

(ii) Hellman & Friedman Capital Partners V (Cayman), L.P., Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. and Hellman & Friedman Capital Associates V (Cayman), L.P. (collectively, the “Hellman & Friedman Sellers”);

(iii) Trident III, L.P. and Trident III Professionals Fund, L.P. (collectively, the “Stone Point Sellers”);

(iv) Vestar Capital Partners V, L.P., Vestar Capital Partners V-A, L.P., Vestar Executives V, L.P. and Vestar Holdings V, L.P. (collectively, the “Vestar Sellers”);

(v) Crestview Partners (Outbound), L.P., Crestview Partners TE (Outbound), L.P., Crestview Partners ERISA (Outbound), L.P., Crestview Partners (PF), L.P. and Crestview Offshore Holdings (Cayman), L.P. (collectively, the “Crestview Sellers”);

(vi) Caisse de depot et placement du Québec (the “Caisse de Dépôt Seller”);

(vii) New Mountain Partners II (Cayman), L.P., Allegheny New Mountain Partners (Cayman), L.P. and New Mountain Affiliated Investors II (Cayman), L.P. (collectively, the “New Mountain Sellers”); each of the Hellman & Friedman Sellers, the Stone Point Sellers, the Vestar Sellers, the Crestview Sellers, the Caisse de Dépôt Seller and the New Mountain Sellers is individually referred to as a “Seller”, and collectively is referred to as the “Sellers”); and

(ix) Solely for purposes of Sections  7.04, 7.05, 7.07(a), 11.02 and 11.03 hereof, PARIS RE Holdings Limited, a Swiss corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent intends to consummate, through Purchaser (as defined below), a series of transactions in order to acquire the Company;

WHEREAS, as the first step in acquiring the Company, Parent desires to cause Purchaser to purchase (the “Purchase”) all of the Company Shares and Company Warrants (in each case, as defined below) owned by the Sellers, and the Sellers, as the owners of such Company Shares and Company Warrants, desire to sell such Company Shares and Company Warrants to Purchaser, upon the terms and subject to the conditions of this Agreement;

WHEREAS, upon the consummation of the transactions contemplated by this Agreement, Parent intends to cause Purchaser, pursuant to the terms and conditions of the Transaction Agreement dated as of the date hereof (the “Transaction Agreement”) between Parent and the Company, to commence an exchange offer for all of the Company Shares and Company Warrants that Purchaser does not own prior to the commencement of such exchange offer, and provided Purchaser owns at least 90% of the outstanding Company Shares following consummation of such exchange offer, to consummate the Merger immediately thereafter; and

WHEREAS, the parties intend, to the extent permitted by Applicable Law, for the Merger, together with the other transactions contemplated in the Transaction Agreement and herein, to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  Article 1 The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of any of the Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries), (ii) none of the Sellers or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries and (iii) no portfolio company in which any Seller or an Affiliate of a Seller has an investment shall be considered an Affiliate of such Seller or Affiliate.

“AMF” means the Autorité des Marchés Financiers.

“Applicable Law” means, with respect to any Person, any supranational, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, permit, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, made mandatory or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Burdensome Condition” shall have the meaning given to such term in the Transaction Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, Paris or Zurich are authorized or required by Applicable Law to close.

“Charter Amendment” shall have the meaning given to such term in the Transaction Agreement.

“CHF” means Swiss Francs, being the lawful currency of Switzerland.

“Closing Date” means the date of the Closing.

“Company Shares” means the common bearer shares, CHF 4.51 par value per share of the Company.

“Company Warrants” means any and all warrants to purchase Company Shares.

“FINMA” means the Swiss Financial Supervisory Market Authority.

“General Rules of the AMF” means the Règlement général de l'Autorité des marchés financiers and any instruction, regulation or recommendation enacted, adopted, promulgated or applied by the AMF.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative (including social security) authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Investor Agreements” means the Investor Agreements, each substantially in the form attached as Exhibit B hereto.

“knowledge” means the actual knowledge, after reasonable inquiry, of the officers of Parent and its Subsidiaries set forth in Section 1.01 of the Parent Disclosure Schedule or the executives of each Seller and its Affiliates set forth in Section 1.01 of the Seller Disclosure Schedule, as the case may be. It is agreed that the actual knowledge of the individuals listed in the Disclosure Schedules excludes any knowledge which may be implied, imputed or construed from or on the basis of the knowledge of any other Person including, without limitation, professional advisers or any other employee, director or officer of any Seller or any of its Affiliates or Parent or any of its Subsidiaries not so listed.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” shall have the meaning given to such term in the Transaction Agreement.

“Merger” shall have the meaning given to such term in the Transaction Agreement.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NYSE” means the New York Stock Exchange.

“Offer” shall have the meaning given to such term in the Transaction Agreement.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Sellers.

“Parent Note” means a promissory note of Parent substantially in the form attached as Exhibit E hereto.

“Parent Shares” means Parent’s common shares, par value US$1.00 per share.

“Per Share Consideration” shall have the meaning given to such term in the Transaction Agreement (but without giving effect to any adjustment thereto pursuant to Section 2.07 thereto).

“Per Warrant Consideration” shall have the meaning given to such term in the Transaction Agreement (but without giving effect to any adjustment thereto pursuant to Section 2.07 thereto).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchaser” shall have the meaning given to such term in the Transaction Agreement.

“Registration Rights Agreement” means each of the Registration Rights Agreements to be entered into at the Closing between Parent and each Seller, substantially in the form attached as Exhibit D hereto.

“Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Sellers to the Company.

“Share Capital Repayment” shall have the meaning given to such term in the Transaction Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Swiss Cartel Act” means the Swiss Federal Act on Cartels and Other Restraints of Competition and its implementing ordinances.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Caisse de Dépôt Seller	Preamble
Closing	2.02
Company	Preamble
Company Board	5.01
Continuing Company Board Members	5.01
Crestview Sellers	Preamble
e-mail	11.01
End Date	10.01
Foreign Antitrust Laws	4.03
Hellman & Friedman Sellers	Preamble
New Mountain Sellers	Preamble
Parent	Preamble
Parent Board	4.02
Parent Designated Directors	5.01
Parent Released Claims	5.05
Parent Shareholder Approvals	4.02
Purchase	Preamble
Representatives	5.03
SEC	3.07
Securityholder	7.07

Term	Section
Securityholders’ Agreement	7.07
Seller Released Claims	5.05
Sellers	Preamble
Stone Point Sellers	Preamble
Transaction Agreement	Preamble
Vestar Sellers	Preamble

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Article 2 Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, the number of the Company Shares and Company Warrants set forth opposite such Seller’s name on Exhibit A hereto at the Closing.  The purchase price for each Company Share is equal to (i) the Per Share Consideration plus (ii), solely to the extent the Share Capital Repayment is not paid immediately prior to the Closing pursuant to Section 9.03(b) of the Transaction Agreement, a Parent Note with a principal amount equal to the difference between (x) US $3.85 minus (y) any per share payment of the Share Capital Repayment made prior to Closing pursuant to Section 9.03(b)(ii) of the Transaction Agreement, and the purchase price for each Company Warrant is equal to the Per Warrant Consideration.  The aggregate number of Parent Shares to be issued to each Seller in respect of the Company Shares and Company Warrants owned by such Seller and the maximum aggregate principal amount of Parent Notes, if any, to be issued to such Seller are set forth under the headings “Parent Shares to be Issued” and “Maximum Aggregate Principal Amount of Notes”, respectively, on Exhibit A hereto.  The Per Share Consideration, Per Warrant Consideration and the principal amount of any Parent Notes shall be paid as provided in Section 2.02.

(b)        To the extent that any adjustment is made to the Per Share Consideration and Per Warrant Consideration pursuant to Section 2.06(d) of the Transaction Agreement, Exhibit A hereto shall be adjusted accordingly to give effect to such adjustment.

Section 2.02.  Closing.  The closing of the purchase and sale of the Company Shares and Company Warrants hereunder (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York three Business Days after the Adjustment Determination Date (as defined in the Transaction Agreement), or at such other time or place as Parent and each Seller may agree.  At the Closing:

(a)        Purchaser shall deliver to each Seller certificates evidencing the aggregate number of Parent Shares set forth opposite such Seller’s name under the heading “Parent Shares to be Issued” on Exhibit A, in definitive form and registered in the name of such Seller;

(b)        Each Seller shall give the irrevocable and unconditional instruction to the investment services provider (prestatataire de service d'investissement) in charge of the transaction, to debit its share account (compte titres) as specified by such Seller prior to the Closing with the number of Company Shares set forth opposite such Seller’s name on Exhibit A and credit the share account of Purchaser with such number of Company Shares;

(c)        Each Seller owning Company Warrants shall deliver to Purchaser all certificates for the Company Warrants, duly endorsed and accompanied by assignments, substantially in the form attached to the Company Warrants; and

(d)        Solely to the extent the Share Capital Repayment is not paid immediately prior to the Closing pursuant to Section 9.03(b) of the Transaction

Agreement, Purchaser shall deliver to each Seller a Parent Note having an aggregate principal amount equal to (i) the difference between (x) US$3.85 and (y) any per share payment of the Share Capital Repayment made prior to Closing pursuant to Section 9.03(b)(ii) of the Transaction Agreement times (ii) the number of Company Shares set forth opposite such Seller’s name on Exhibit A hereto, which maximum aggregate principal amount is set forth under the heading “Maximum Aggregate Principal Amount of Notes” on Exhibit A hereto.

Section 2.03.  No Fractional Shares.  No fractional Parent Shares shall be issued in the Purchase. All fractional Parent Shares that a holder of Company Shares or Company Warrants would otherwise be entitled to receive as a result of the Purchase shall be aggregated and if a fractional share results from such aggregation, the number of Parent Shares to be issued shall be rounded to the nearest whole Parent Share (with 0.50 being rounded upward).

Section 2.04.  Adjustments.  If, during the period between the date of this Agreement and the Closing,

(i) any change in the outstanding capital shares of the Company or Parent shall occur, including by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding any change that results from (A) any exercise of options or other equity awards to purchase Company Shares or Parent Shares, as applicable, granted under the Company’s or Parent’s share option or compensation plans or arrangements, and any issuance of options, other equity awards or shares pursuant to any such plans or arrangements subject to and in accordance with the terms of this Agreement, (B) any exercise or conversion of any Company Securities (as defined in the Transaction Agreement) (including Company Warrants) or Parent Securities (as defined in the Transaction Agreement) convertible into, or exchangeable for, Company Shares or Parent Shares, as applicable, that are outstanding as of the date hereof, (C) any bona fide issuance of Company Securities or Parent Securities subject to and in accordance with the terms of this Agreement in which Parent or the Company receives fair value for such shares (as determined in good faith by the board of directors of Parent or the Company, as applicable), (D) the issuance of Parent Shares in the Purchase or (E) any other action effected with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent, or

(ii) Parent or the Company shall declare, subject to and in accordance with the terms of this Agreement, a cash dividend with a record date during such period other than (A) quarterly cash dividends paid by Parent consistent with past practice and having customary record and payment dates and (B) the Share Capital Repayment, the Per Share Consideration, Per Warrant Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Company Shares or Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

Section 2.05.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, either of Purchaser or Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax law.  If Purchaser or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Company Warrants in respect of which Purchaser or Parent, as the case may be, made such deduction and withholding.

ARTICLE 3
Representations and Warranties of Sellers

Subject to Section 11.04, except as set forth in the Seller Disclosure Schedule, each Seller severally as to itself but not jointly with the other Sellers represents and warrants to Parent as of the date hereof and as of the Closing that:

Section 3.01.  Existence and Power.  Such Seller is duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.02.  Authorization.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller.  This Agreement constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than compliance with any other applicable requirements of the 1933 Act or the 1934

Act and notifications required to be made to, and approvals required to be obtained from, the Company, FINMA or the AMF due to crossing certain ownership thresholds, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.04.  Noncontravention.  The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or other similar organizational documents of such Seller, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Seller or any of its Affiliates is entitled under, any provision of any agreement or other instrument binding upon such Seller or any of its Affiliates, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Seller or any of its Affiliates or (iv) result in the creation or imposition of any Lien on any asset of such Seller or any of its Affiliates, with only such exceptions, in the case of each of clauses (ii) through (iv), that, individually or in the aggregate, would not reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it.

Section 3.05.  Ownership of Company Shares.  Such Seller is the owner of the Company Shares and Company Warrants set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Company Shares), and will transfer and deliver to Purchaser at the Closing valid title to such Company Shares and Company Warrants free and clear of any Lien and any such limitation or restriction.  Except for the Company Shares and Company Warrants set forth opposite such Seller’s name on Exhibit A, such Seller does not own beneficially or of record any capital stock of the Company or any of its Subsidiaries or any interest therein.

Section 3.06.  Related Party Agreements.  Neither such Seller nor any of its Affiliates is a party to any contract, agreement, arrangement or understanding with the Company or any of its Affiliates, excluding contracts, agreements, arrangements or understandings to which Parent or a Subsidiary of Parent is a party.

Section 3.07.  Disclosure Documents.  Article 3 The information relating to such Seller supplied in writing by such Seller specifically for inclusion in the S-4 (as defined in the Transaction Agreement) shall not at the time the S-4 is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)        The information relating to such Seller supplied in writing by such Seller specifically for inclusion in the Proxy Statement (as defined in the Transaction Agreement) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of Parent, or at the time of the Parent Shareholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)        The information relating to such Seller supplied in writing by such Seller specifically for inclusion in the Company Disclosure Documents (as defined in the Transaction Agreement) shall, as of their respective filing dates, be accurate and fairly presented in accordance with the provisions of the General Rules of the AMF.

(d)        The representations and warranties contained in this Section 3.07 will not apply to statements or omissions included or incorporated by reference in the S-4, the Proxy Statement or the Company Disclosure Documents based upon information supplied by the Company, Parent or Purchaser or any of their Representatives specifically for inclusion therein.

Section 3.08.  Investment Purpose; Inspections; No Other Representations.  Article 4 The Parent Shares to be acquired by such Seller pursuant to this Agreement are being acquired for such Seller’s own account for investment and without a view to the public distribution of such Parent Shares or any interest therein.  Such Seller acknowledges that the Parent Shares being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b)        Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Shares and such Seller is capable of bearing the economic risks of such investment.

(c)        Such Seller has been given the opportunity to ask questions of and receive answers from Parent concerning Parent, the Parent Shares and other related matters.  Such Seller further represents and warrants to Parent and Purchaser that it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Parent Shares and that Parent has made available to such Seller or its agents all documents and information relating to an investment in the Parent Shares requested by or on behalf of such Seller. In evaluating the suitability of an investment in the Parent Shares, such Seller has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of Parent.  Without limiting the generality of the foregoing, such Seller acknowledges that none of Parent, Purchaser or any of their Affiliates makes any representation or warranty with respect to Article 5 any projections, estimates or budgets delivered to or made available to such Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or its Subsidiaries or the future business and operations of Parent or its Subsidiaries or Article 6 any other information or documents made available to such Seller or its counsel, accountants or advisors with respect to Parent or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(d)        Such Seller is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.

(e)        Except for the representations and warranties of such Seller contained in this Agreement, such Seller makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement and the Transaction Agreement, express or implied, and such Seller hereby disclaims, and Parent and Purchaser may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to Parent, Purchaser or any of their respective Affiliates or any other Person of any documentation or other information by such Seller or any of its Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 3.09.  Transaction Expenses.  Except for the Persons set forth in Section 3.09 of the Seller Disclosure Schedule, there is no investment banker, broker, finder, attorney, tax advisor, actuarial advisor, accountant or other intermediary or advisor that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Transaction Agreement (including indirectly by way of reimbursement pursuant to Section 11.03(a)). With respect to each Person set forth on Section 3.09 of the Seller Disclosure Schedule for which a Seller reasonably believes fees and expenses in excess of US$100,000 would be payable in connection with the transactions contemplated by this Agreement and the Transaction Agreement, Section 3.09 of the Seller Disclosure Schedule sets forth an estimate of the aggregate fees and expenses payable to such Person.  The estimate of each such Person’s fees and expenses are being provided to Parent for informational purposes only and are based solely on the estimate thereof provided by such Person to one or more Sellers prior to the date hereof.  Except for the immediately succeeding sentence, no Seller is making any representation or warranty hereunder as to the accuracy of any such Person’s estimated fees and expenses.  As of the date hereof and each Seller’s knowledge (without any obligation of inquiry or investigation), such Seller is not aware that the estimated fees and expenses of any Person set forth on Section 3.09 of the Seller Disclosure Schedule are materially inaccurate.

ARTICLE 4
Representations and Warranties of Parent

Subject to Section 11.04, except as disclosed in any Parent SEC Document (as defined in the Transaction Agreement) filed after December 31, 2008 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to each Seller as of the date hereof and as of the Closing that:

Section 4.01.  Existence and Power.  Parent is, and Purchaser will be, duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified to do business as a foreign stock corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.    Parent has heretofore made available to each Seller true and complete copies of the memorandum of association and bye-laws or similar organizational documents of Parent as currently in effect.  Since the date of its formation, Purchaser has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Transaction Agreement.

Section 4.02.  Authorization.  Article 7 The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement and the Transaction Agreement are within the organizational powers of Parent and have been duly authorized by all necessary action on the part of Parent, except for the Parent Shareholder Approvals.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement and the Transaction Agreement will be, upon its execution and delivery hereof in accordance with Section 6.01, within the organizational powers of Purchaser and will be duly authorized by all necessary action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Parent, and will upon its execution and delivery hereof by Purchaser pursuant to Section 6.01, constitute a valid and binding agreement of Purchaser, enforceable against Parent and Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)        The affirmative vote of a simple majority of the total votes cast in favor of Article 8 an increase in the number of directors constituting the board of directors of Parent (the “Parent Board”), Article 9 the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement and the Transaction Agreement and Article 10 any amendments to Parent’s Amended and Restated 2005 Employee Equity Plan to the extent required to give effect to the provisions of Sections 3.02(a) and 3.02(c) of the Transaction Agreement (collectively, the “Parent Shareholder Approvals”) are the only votes or approvals of the holders of any class or series of capital shares of Parent necessary to approve this Agreement, the Transaction Agreement and the transactions contemplated by this Agreement and the Transaction Agreement.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and by the Transaction Agreement require no action by or in respect of, or filing with or notifications to, any Governmental Authority, other than (i) notifications required to be made to the Company or the AMF due to crossing certain ownership thresholds, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws and the Swiss Cartel Act (“Foreign Antitrust Laws”), (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the General Rules of the AMF and the Euronext Paris non-harmonized market rules, and any other federal, state or non-U.S. securities laws and (v) the approval (if any) of, or notifications (if any) to, the Delaware Insurance Commissioner, the California Insurance Commissioner, FINMA, the French Comité des entreprises d'assurance, the Canadian Office of the Superintendent of Financial Institutions, the Singapore Monetary Authority and the Bermuda Monetary Authority, except, in each case, for any actions or filings the absence of which would not reasonably be expected to (A) impair the ability of Parent and Purchaser to timely consummate the transactions contemplated by this Agreement or the Transaction Agreement or (B) be material to Parent and its Subsidiaries, taken as a whole.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby and by the Transaction Agreement will not (i) contravene, conflict with, or result in any violation or breach of any provision of  the certificate of incorporation or bylaws or other similar organizational documents of Parent or Purchaser, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.05.  Purchase for Investment; Inspections; No Other Representations.  Article 11 Purchaser is purchasing the Company Shares and the Company Warrants for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Shares and the Company Warrants and is capable of bearing the economic risks of such investment.  Purchaser acknowledges that the Company Shares and the Company Warrants being acquired pursuant to this Agreement have not been registered under the 1933 Act or under the securities laws of any state or non-U.S. jurisdiction and may not be sold or transferred without compliance with applicable federal, state or non-U.S. securities laws, pursuant to registration or exemption therefrom.

(b)        Parent has been given the opportunity to ask questions of and receive answers from the Sellers and the Company concerning the Sellers, the Company, the Company Shares, the Company Warrants and other related matters.  Parent further represents and warrants to each Seller it has been furnished with all information it deems necessary or desirable to evaluate the merits and risks of the acquisition of the Company Shares and the Company Warrants and that the Sellers and the Company have made available to Parent or its agents all documents and information relating to an investment in the Company Shares and the Company Warrants requested by or on behalf of Parent. In evaluating the suitability of an investment in the Company Shares and the Company Warrants,

Parent has not relied upon any other representations or other information (other than as contemplated by the preceding sentences) whether oral or written made by or on behalf of the Sellers.  Without limiting the generality of the foregoing, Parent acknowledges that none of the Sellers or any of their Affiliates makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or its Subsidiaries or the future business and operations of the Company or its Subsidiaries or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company Shares, the Company Warrants, the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement or in the case of fraud or intentional misrepresentation.

(c)        Except for the representations and warranties of Parent contained in this Agreement, Parent makes no other representation or warranty in connection with, arising out of or relating to the transactions contemplated by this Agreement and the Transaction Agreement, express or implied, and Parent hereby disclaims, and the Sellers may not rely on, any such other representation or warranty, notwithstanding the delivery or disclosure to the Sellers or any of their respective Affiliates or any other Person of any documentation or other information by Parent or any of its Representatives or any other Person with respect to any of such matters, in each case except in the case of fraud or intentional misrepresentation.

Section 4.06.  Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Purchaser who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Transaction Agreement.

Section 4.07.  Valid Issuance.  The Parent Shares to be issued to each of the Sellers hereunder, when delivered against payment therefor as provided in this Agreement, will have been duly authorized, issued and delivered, fully paid and non-assessable and free and clear of any Lien, and will not be issued in violation of any preemptive rights or have any restriction on the right to vote, sell or otherwise dispose of such Parent Shares except as otherwise set forth in this Agreement or the Investor Agreements.

Section 4.08.  Additional Representations.  Each of the representations and warranties set forth in Article 6 of the Transaction Agreement are true.

ARTICLE 5
Covenants of Sellers

Each Seller agrees that:

Section 5.01.  Directors.  Article 12 Each Seller listed on Exhibit C shall use its reasonable best efforts to ensure that each member of the board of directors of the Company (the “Company Board”) set forth next to such Seller’s name on Exhibit C delivers to the Company (with a copy to Purchaser) at least five Business Days prior to the publication of the invitation to the applicable Company Shareholders Meeting (as defined in the Transaction Agreement) relating to the election of the Parent Designated Directors, the resignation declarations, subject to and effective upon the Closing pursuant to which each such member shall (i) resign from his positions with the Company and each of its Subsidiaries and (ii) waive any rights and declare to have no claims of any kind whatsoever towards the Company and its Subsidiaries in connection with, or otherwise arising out of, their membership on such boards of directors; provided that the foregoing clause (ii) shall not waive or otherwise limit any of such person’s rights of indemnification, contribution or reimbursement in any way related to his service as a director of the Company or any of its Subsidiaries pursuant to (A) Applicable Law (with all exclusions and exceptions provided by Applicable Law to remain in full force and effect), (B) any indemnification agreement entered into between such person and the Company or any of its Subsidiaries, (C) any applicable director and officer insurance arrangements, (D) in accordance with the articles of incorporation or bylaws or other similar organizational documents of the Company or any of its Subsidiaries and (E) Section 8.05 of the Transaction Agreement.  In addition, each Seller (i) shall reasonably cooperate with Parent’s efforts to ensure that the Company’s Chief Executive Officer and each of the four members of the Company Board set forth on the list entitled “Continuing Company Board Members” (the “Continuing Company Board Members”) delivered by Parent to each Seller in writing no later than seven Business Days prior to the publication of the invitation to the applicable Company Shareholders Meeting relating to the election of the Parent Designated Directors remain a member of the Company Board and (ii) shall not take any action to remove any such member of the Company Board.

(b)        Each Seller shall take, or cause to be taken, all actions by it reasonably necessary to cause a majority of the Company Board to be comprised, as of the Closing and after giving effect to the resignations contemplated by Section 5.01(a), of the six individuals (such individuals, the “Parent Designated Directors”) set forth on the list entitled “Parent Designated Directors” delivered by Parent to each Seller in writing no later than seven Business Days prior to the publication of the invitation to the applicable Company Shareholders Meeting relating to the election of the Parent Designated Directors, including voting all Company Shares owned by each such Seller in favor of the appointment of the Parent Designated Directors to the Company Board, subject to and effective upon the Closing, at the applicable Company Shareholders Meeting (as defined in the Transaction Agreement) called for such purpose pursuant to Section 7.02 of the Transaction Agreement.

Section 5.02.  Share Capital Repayment and Charter Amendment.  Each Seller agrees to take all actions by it reasonably necessary for Article 13 the approval and adoption of the Share Capital Repayment (as defined in the Transaction Agreement) by the Company’s shareholders and the payment thereof immediately prior to the Closing and Article 14 the approval and declared effectiveness of the Charter Amendment, including voting all Company Shares owned by such Seller in favor of the Share Capital Repayment and Charter Amendment at the applicable Company Shareholders Meeting (as defined in the Transaction Agreement) called for such purpose pursuant to Section 7.02 of the Transaction Agreement.

Section 5.03.  No Solicitation; Other Offers.  Article 15 Each Seller agrees that it shall not enter into an agreement with any Third Party (as defined in the Transaction Agreement) for the purchase and sale of the Company Shares and Company Warrants that such Seller has agreed to sell to Purchaser hereunder or otherwise sell or transfer any such Company Shares or Company Warrants or any interest therein to a Third Party. Additionally, no Seller shall vote in favor of any proposal presented to the shareholders of the Company that, if approved, would be inconsistent with, or could otherwise be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to Parent of, the transactions contemplated by this Agreement and the Transaction Agreement.

(b)        Each Seller agrees not to, and agrees to cause its Affiliates and its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) not to, directly or indirectly, Article 16 solicit, initiate or take any action to facilitate or encourage the submission of any Company Acquisition Proposal (as defined in the Transaction Agreement), Article 17 enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Company Acquisition Proposal or Article 18 enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to limit or affect any actions taken by any Representative of any Seller solely in his or her capacity as a director or officer of the Company, except to the extent expressly provided otherwise in the Transaction Agreement.  It is agreed that any violation of this Section by any Representative of a Seller or any of such Seller’s Affiliates shall be a breach of this Section by such Seller.

Section 5.04.  Subsequently Acquired Company Shares or Company Warrants.  Prior to the consummation of the Offer, if any Seller or any of its Affiliates purchases or otherwise acquires beneficial ownership of any Company Shares or Company Warrants in addition to those Company Shares and Company Warrants set forth opposite such Seller’s (or, if applicable, any of its Affiliate’s) name on Exhibit A hereto, such Company Shares or Company Warrants shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by such Seller as of the date hereof and Exhibit A hereto shall be adjusted accordingly to give effect to such purchase or acquisition; provided, however, that if such Company Shares or Company Warrants are purchased or otherwise acquired after the Closing, but prior to the consummation of the Offer, the Per Share Consideration and Per Warrant Consideration shall not be paid as provided in Article 2, and instead, such Seller hereby agrees to validly tender or cause to be tendered in the Offer all such Company Shares or Company Warrants pursuant to and in accordance with the terms of the Offer and shall not withdraw or cause to be withdrawn any of such Company Shares or Company Warrants from the Offer once tendered.

Section 5.05.  Waiver of Released Claims.  Article 19 On and as of the Closing, each Seller waives and releases, with respect to the Seller Released Claims, any and all provisions, rights and benefits conferred by any Applicable Law.  Each Seller hereby acknowledges that such Seller may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Seller Released Claims, but such Seller hereby expressly agrees that, on and as of the Closing, it shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or fixed claim with respect to the Seller Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts; provided that the foregoing shall not waive or release or in any way affect (i) the rights of any Seller in respect of the agreements referred to in Section 11.11 and the transactions contemplated hereby and thereby or (ii) the rights of any person to indemnification, contribution or reimbursement described in the proviso contained in Section 5.01.

“Seller Released Claims” means, with respect to any Seller, any and all past, present or future claims, actions and causes of action in law or equity, suits, obligations, debts, demands, agreements, promises, liabilities, controversies, damages, losses, attorneys’ fees, costs or expenses of any kind whatsoever, by such Seller or any of its Affiliates against the Company, the boards of directors of the Company and each of its Subsidiaries, the current and former directors of the Company and its Subsidiaries and Parent and its Affiliates, whether individually or collectively, whether based on common law or on any federal, state or non-U.S. statute, rule, regulation, or other law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, suspected or unsuspected, fixed or contingent, raised or not raised (regardless of whether such claim could be raised), and whether or not concealed or hidden, arising out of, based upon or related to the actions of the Company, any of its Subsidiaries, the board of directors of the Company or any of its Subsidiaries or any current or former director of the Company or any of its Subsidiaries taken or occurring on or prior to the Closing.

(b)        On and as of the Closing, Parent waives and releases, with respect to the Parent Released Claims, any and all provisions, rights and benefits conferred by any Applicable Law.  Parent hereby acknowledges that Parent may hereafter discover facts other than or different from those that it knows or believes to be true with respect to the subject matter of the Parent Released Claims, but Parent hereby expressly agrees that, on and as of the Closing, it shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or fixed claim with respect to the Parent Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts; provided that the foregoing shall not waive or release or in any way affect the rights of Parent in respect of the agreements referred to in Section 11.11 and the transactions contemplated hereby and thereby.

“Parent Released Claims” means any and all past, present or future claims, actions and causes of action in law or equity, suits, obligations, debts, demands, agreements, promises, liabilities, controversies, damages, losses, attorneys’ fees, costs or expenses of any kind whatsoever, by Parent or any of its Affiliates against each Seller and each Seller’s Affiliates, whether individually or collectively, whether based on common law or on any federal or state statute, rule, regulation, or other law or right of action, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, suspected or unsuspected, fixed or contingent, raised or not raised (regardless of whether such claim could be raised), and whether or not concealed or hidden, arising out of, based upon or related to the actions of the Company, any of its Subsidiaries, the board of directors of the Company or any of its Subsidiaries or any current or former director of the Company or any of its Subsidiaries taken or occurring on or prior to the Closing.

ARTICLE 6
Covenants of Parent and Purchaser

Parent and Purchaser agree that:

Section 6.01.  Formation of Purchaser.  Parent shall form Purchaser in accordance with, and shall cause Purchaser to take such actions contemplated by, Section 8.02 of the Transaction Agreement.

Section 6.02.  Obligations of Purchaser.  Parent shall cause Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby on the terms and conditions set forth in this Agreement.

ARTICLE 7
Additional Agreements

Parent, Purchaser and each Seller agree that:

Section 7.01.  Reasonable Best Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Sellers shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the Transaction Agreement.  Each of Purchaser and Parent agrees, for the benefit of each Seller, to perform and comply in full with its obligations under Sections 2.01, 3.01, 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 9.01, 9.02 and 9.03 of the Transaction Agreement.

Section 7.02.  Disclosure Documents.  Each Seller agrees promptly to correct any information provided by it in writing specifically for use in the S-4, the Proxy Statement and the Company Disclosure Documents (in each case, as defined in the Transaction Agreement) if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect.

Section 7.03.  Certain Filings.  Parent, Purchaser and each Seller shall cooperate with one another (i) in connection with the preparation of the S-4, the Proxy Statement, the Company Disclosure Documents (in each case, as defined in the Transaction Agreement) and such documents as are necessary to seek the Company Shareholder Approvals (as defined in the Transaction Agreement), (ii) in determining whether any action by or in respect of, or filing with or notification to, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.04.  Public Announcements.  Parent and Purchaser, on the one hand, and each Seller, on the other hand, shall consult with the other party(ies) and the Company before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transaction Agreement or the transactions contemplated hereby and thereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party(ies) and the Company; provided, however, that if disclosure is required by Applicable Law, Parent and Purchaser, on the one hand, and each Seller, on the other hand, shall, to the extent reasonably possible, provide the other parties and the Company with prompt notice of such requirement prior to making any disclosure so that such other parties may seek an appropriate protective order; provided further, that the foregoing shall not prohibit Article 20 any party from issuing any press release or making any other public statement that is consistent with (including as to nature and scope) the contents of (i) the press release issued by each of Parent and the Company in connection with the announcement of the transactions contemplated by this Agreement and the Transaction Agreement and previously approved by the Company, in the case of the press release issued by Parent, and Parent, in the case of the press release issued by the Company, (ii) the set of questions and answers or key messages outline mutually agreed by the Company and Parent from time to time, or (iii) any public statement previously issued or made by Parent or the Company after consultation with, and with the consent of, the Company or Parent, as applicable, so long as, in each case, such statement is made by such party to its traditional target audience in a manner consistent with its past practices or Article 21 Parent from issuing any press release or making any other public statement (i) upon the Parent Board making an Adverse Parent Recommendation Change (as defined in the Transaction Agreement) or (ii) with the prior written consent of the Company, or Article 22 any disclosure by any Seller to the limited partners of or investors in such Seller to the extent consistent with, and limited to, the type of information customarily provided by such Seller to limited partners or investors in the ordinary course of reporting on its performance and then only to the extent such limited partners or investors are subject to customary undertakings of confidentiality.

Section 7.05.  Standstill Provision.  The parties hereto agree that effective upon the execution and delivery hereof, Section 23 of the May Confidentiality Agreement shall cease to apply and shall be of no further force and effect; provided, however, that if this Agreement is terminated prior the Closing, Section 23 of the May Confidentiality Agreement shall be revived and continue in full force and effect in accordance with its terms, except that such provision shall not be applicable to any transaction, a binding agreement for which was entered into with any Securityholder in accordance with Section 7.07(a)(i)(B) contemporaneously with or after the execution and delivery hereof and prior to the termination of this Agreement, and which will not be consummated until after the termination hereof.

Section 7.06.  Notices of Certain Events.  Each of the Sellers and Parent shall promptly notify the other party of, to such party’s knowledge (without any obligation of inquiry or investigation):

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Agreement;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Agreement; and

(c)        any event or change that could reasonably be expected to cause a condition set forth in Article 8 not to be satisfied;

provided, however, that the delivery of any such notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article 8 or give rise to any right of termination under Article 10; for the avoidance of doubt, it is acknowledged and agreed that breaches of representations, warranties and covenants underlying a failure of a condition referred to in Section 7.06(c) may independently constitute such a failure or give rise to such a right.

Section 7.07.  Securityholders’ Agreement and Company Warrants.  (a) For purposes of (x) the Amended and Restated Securityholders’ Agreement dated as of May 7, 2007 (the “Securityholders’ Agreement”) among the securityholders party thereto and (y) the terms of each Company Warrant or the related agreement or award pursuant to which such Company Warrant was granted, the Company (on behalf of the Company Board) (i) hereby consents to and approves (A) the Purchase on the terms hereof and (B) any additional purchase by Purchaser or any of its Affiliates of Company Shares or Company Warrants from any other securityholder (a “Securityholder”) party to the Securityholders’ Agreement on such terms as may be agreed by Parent or any of its Affiliates and such other securityholders, (ii) hereby waives any and all requirements for written or other notice in connection with or relating to the Purchase and such other purchases and (iii) hereby acknowledges and agrees that the Purchase and each such other purchase will not be subject to any other requirement under the Securityholders’ Agreement or the terms of any Company Warrant or the related agreement or award pursuant to which such Company Warrant was granted.

(b)        Each Seller hereby acknowledges and agrees that neither Purchaser nor any of its Affiliates shall be required to become a party to, or will otherwise bound by or subject to any of the provisions of, the Securityholders’ Agreement upon consummation of the transactions contemplated by this Agreement and the Transaction Agreement.

Section 7.08.  Information Rights.  Parent and the Sellers hereby agree that the Sellers shall be entitled to the information and quarterly meeting rights and other rights, and shall be subject to the obligations (including the obligations relating to “designated insiders”, “Restricted Persons” and confidentiality), as set forth in Sections 5.01 and 5.02 of the Investor Agreements, on a mutatis mutandis basis as though each Seller were a Shareholder for purposes of such section; provided that (i) other than the Company’s Chief Financial Officer (or, if the Chief Financial Officer cannot be present as described in Section 5.01 of the Investor Agreements, his or her deputy), no other person (including any member of the Company’s Executive Committee) need be present and (ii) the information required to be provided to each such Seller pursuant to Section 5.01 shall be limited to the information required to be made available after the first full-year of the Opt-In Period (as such term is defined in the Investor Agreements).  For purposes of this Section 7.08, Sections 5.01 and 5.02 of the Investor Agreements, as modified by this Section 7.08, shall be deemed incorporated in and made part of this Agreement as though set forth in full herein.

ARTICLE 8
Conditions to Closing

Section 8.01.  Conditions to Obligations of Parent, Purchaser and the Sellers.  The obligations of Parent, Purchaser and each Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)        No provision of any Applicable Law shall prohibit the consummation of the transactions contemplated by this Agreement and the Transaction Agreement.

(b)        (i) Any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement and the Transaction Agreement shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each Foreign Antitrust Law relating to the transactions contemplated by this Agreement and the Transaction Agreement shall have expired, been terminated or been obtained, in each case, without the imposition of any Burdensome Condition on or with respect to Parent or over which Parent has an approval right pursuant to the second proviso in Section 9.01(a) of the Transaction Agreement.

(c)        All actions by or in respect of or filings with or notifications to any insurance authority that are required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Agreement, including such insurance authorities as require an order, approval, consent, non-

disapproval or non-objection (in the case of any non-disapprovals or non-objections as evidenced by the time period prescribed by Applicable Law having elapsed without the Company or Parent having received any objection or, if no time period is statutorily prescribed, as evidenced by a reasonable period of time for receiving any objection having passed), shall have been taken, made or obtained without the imposition of any Burdensome Condition on or with respect to Parent or over which Parent has an approval right pursuant to the second proviso in Section 9.01(a) of the Transaction Agreement, and such orders, approvals, consents, non-disapprovals and/or non-objections shall be effective and shall not have been suspended, revoked or stayed.

(d)        All actions by or in respect of or filings with or notifications to any Governmental Authority (other than those referred to Section 8.01(b) and Section 8.01(c)) required to permit the consummation of the transactions contemplated by this Agreement and the Transaction Agreement (other than the Merger) shall have been taken, made or obtained without the imposition of any Burdensome Condition on or with respect to Parent or over which Parent has an approval right pursuant to the second proviso in Section 9.01(a) of the Transaction Agreement.

(e)        (i) The Parent Shares shall have been approved for listing on such European Union stock exchange selected by Parent pursuant to Section 8.10 of the Transaction Agreement or, in Parent’s reasonable judgment, such listing is reasonably expected to occur prior to the consummation of the Offer and (ii) the Parent Shares to be issued to the Sellers hereunder shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)        The S-4 (as defined in the Transaction Agreement) shall have become effective under the 1933 Act, or, in Parent’s reasonable judgment, there is no reasonable basis to believe that the S-4 would not be declared effective prior to the consummation of the Offer, and no stop order suspending the effectiveness of the S-4 shall have been issued and remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and shall remain pending or continuing.

(g)        Each of the Parent Shareholder Approvals and the Company Shareholder Approvals (as defined in the Transaction Agreement) shall have been obtained.

(h)        Parent shall have obtained exemptive and no-action relief from the SEC permitting Purchaser to commence and consummate the Offer in compliance with the General Rules of the AMF.

Section 8.02.  Conditions to Obligation of Parent and Purchaser.  The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)        (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

(ii)                 the Company shall have performed in all material respects all of its obligations under the Transaction Agreement which pursuant to the terms thereof are to be performed prior to the Closing;

(iii)                 (A) the representations and warranties of each Seller contained in Sections 3.01, 3.02, 3.05 and 3.08 of this Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (A) the other representations and warranties of each Seller contained in this Agreement or in any certificate or other writing delivered by such Seller pursuant hereto (disregarding all materiality qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement to be consummated by it; and

(iv)                 (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05, 4.06 and 4.19(a) of the Transaction Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (A) the representations and warranties of the Company contained in Section 4.11 of the Transaction Agreement shall be true in all respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), and (B) the other representations and warranties of the Company contained in the Transaction Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (C), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the

Company; provided, however, that clause (B) above shall not be a condition for purposes of this Section 8.02 in the event the conditions set forth in Sections 8.01(f) and (g) hereof have otherwise been waived or satisfied; and

(v)       Purchaser shall have received a certificate signed by an executive of each Seller to the foregoing effect, as to such Seller only, with respect to clauses (i) and (iii) above and by an executive officer of the Company to the foregoing effect with respect to clauses (ii) and (iv) above.

(b)        Parent and Purchaser shall have received an executed counterpart to each of the Investor Agreements and the Registration Rights Agreement from each of the Sellers.

(c)        Parent shall have received the following evidence that, immediately following the Closing, the Parent Designated Directors will comprise a majority of the Company Board:

(i)        Parent shall have received resignation letters (which resignation letters shall be subject to and effective upon the Closing) from all members of the Company Board other than the Continuing Company Board Members (it being understood that the resignation of any Continuing Company Board Member shall not constitute a failure of the condition in this clause (i) to be satisfied);

(ii)       the minutes of the Company Shareholders Meeting (as defined in the Transaction Agreement) electing each Parent Designated Director; and

(iii)      the application to the Commercial Register of the Canton of Zug signed by a member of the Company Board with sole signature power (or by two members of the Company Board with joint signature power), including the notarized signatures (if notarized outside Switzerland, they must be accompanied by an Apostille (or equivalent) under the Hague Convention or superlegalized by a Swiss embassy or consulate certifying the capacity of the foreign notary) of each Parent Designated Director.

(d)        The Charter Amendment shall have become effective in accordance with the Swiss Law.

Section 8.03.  Conditions to Obligation of the Sellers.  The obligation of each Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)        Article 29 Parent and Purchaser shall have performed in all material respects all of their obligations under this Agreement and the Transaction Agreement required to be performed by it at or prior to the Closing;

(ii)       Article 30 the representations and warranties of Parent contained in Sections 4.01, 4.02, 4.05 and 4.07 of this Agreement and Sections 6.01, 6.02, 6.05 and 6.06 of the Transaction Agreement shall be true in all material respects at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), and (A) the other representations and warranties of Parent contained in this Agreement or in any certificate or other writing delivered by Parent pursuant to this Agreement and the Transaction Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Closing Date as if made at and as of such date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(iii)        each Seller shall have received a certificate signed by an executive officer of Parent as to itself and Purchaser to the foregoing effect with respect to clauses (i) and (ii) above; and

(iv)        each Seller shall have received an executed counterpart to the Investor Agreements and the Registration Rights Agreement from Parent.

ARTICLE 9
Survival

Section 9.01.  Survival.  None of the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing. None of the covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing, except for this Section 9.01, Section 5.04 and Article 11, which shall survive the Closing.

ARTICLE 10
Termination

Section 10.01.   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)        by mutual written agreement of Sellers and Parent;

(b)        by either any Seller or Parent if the Closing shall not have been consummated on or before March 15, 2010 (the “End Date”); provided that if either party exercises its right to designate a Deferred Delivery Date (as defined in the Transaction Agreement) pursuant to Section 2.06(a)(ii) of the Transaction Agreement and the Adjustment Determination Date (as defined in the Transaction Agreement) does not occur at least 10 Business Days prior to the End Date, the End Date shall automatically be extended until the date that is 10 Business Days after the Adjustment Determination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the consummation of the Closing to occur by such time;

(c)        by either any Seller or Parent if the Transaction Agreement has been terminated;

(d)        by either any Seller or Parent if there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement or the Transaction Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated hereby or thereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 10.01(d) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action;

(e)        by Parent if there shall have been a breach by any Seller of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such Seller, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 8.02(a) and which breach has not been cured within 30 days following written notice thereof to the Sellers or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, Parent or Purchaser shall not be in material breach of its or their obligations under this Agreement or the Transaction Agreement; or

(f)        by any Seller if there shall have been a breach by Parent or Purchaser of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement or the Transaction Agreement on the part of Parent or Purchaser, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 8.03(a) and which breach has not been cured within 30 days following written notice thereof to Parent or, by its nature, cannot be cured within such time period; provided that, at the time of the delivery of such notice, neither the Company nor any Seller shall be in material breach of its or their obligations under this Agreement or the Transaction Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party(ies).

Section 10.02.  Effect of Termination.  In the event of termination of this Agreement by either Parent or any Seller as provided in Section 10.01, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of Parent, Purchaser, any Seller or their respective officers, directors, employees, agents, consultants or representatives under or arising from this Agreement, except with respect to this Section 10.02 (Effect of Termination), Sections 7.05 (Standstill Provision) and 7.07 (Securityholders’ Agreement and Company Warrants) and Article 11 (Miscellaneous), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages arising out of its (i) intentional failure to fulfill a condition to the performance of the obligations of the other party or (ii) intentional failure to perform a covenant hereof.  For the avoidance of doubt, the inaccuracy of any representation or warranty herein in and of itself shall not give rise to any liability.

ARTICLE 11
Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Purchaser, to:

PartnerRe Ltd.
Wellesley House
90 Pitts Bay Road
Pembroke
HM 11
Bermuda
Attention: Amanda Sodergren
Facsimile No.: (441) 292-3060
E-mail: amanda.sodergren@partnerre.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention: Phillip R. Mills
Facsimile No.: (212) 450-3800
E-mail: phillip.mills@davispolk.com

if to a Seller, to such Seller and its counsel at their respective addresses, facsimile numbers or e-mail addresses set forth on the applicable signature page hereof, and if to the Company, to the Company and its counsel at their respective addresses, facsimile numbers or e-mail addresses set forth in Section 11.01 of the Transaction Agreement,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party, including the Company, to this Agreement, or, in the case of a waiver, by each party, including the Company, against whom the waiver is to be effective.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.03.  Expenses.  (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that (i) the Company shall be permitted to pay or reimburse up to 42.5% of the expenses of the Sellers if the Closing is consummated and (ii) the Sellers shall bear any securities transfer or stamp tax duty, if any, payable in connection with the transactions contemplated under this Agreement.

(b)        Each Seller agrees, severally as to itself but not jointly, to reimburse the Company at the Closing for its pro rata share (in proportion to the number of Parent Shares to be issued to such Seller at the Closing relative to the number of Parent Shares to be issued to all Sellers at the Closing) of 57.5% of the aggregate fees and expenses of the Accounting Referee (as defined in the Transaction Agreement) required to be borne by the Company pursuant to Section 2.06(c)(ii) of the Transaction Agreement; provided that (A) the Company shall, to the maximum extent permitted by Applicable Law, setoff the amount required to be reimbursed by each Seller pursuant to this Section 11.03(b) against the aggregate Share Capital Repayment payable to such Seller or any of its Affiliates and (B), to the extent the Share Capital Repayment is not paid immediately prior to the Closing pursuant to Section 9.03(b) of the Transaction Agreement, Purchaser shall be entitled, to the maximum extent permitted by Applicable Law, to reduce the aggregate amount of the Parent Note payable to such Seller or any of its Affiliates pursuant to Section 2.02(d) by the amount required to be reimbursed by such Seller pursuant to this Section 11.03(b).

Section 11.04.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) Article 33 the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and Article 34 any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.05.  Several Obligations.  The agreements and covenants of each Seller hereunder are several and not joint.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to such party.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.   Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.  The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by Applicable Law.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreements (as defined in the Transaction Agreement), and upon the entry into thereof at the Closing, the applicable Investor Agreement and the Registration Rights Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARTNER RE LTD.

By:	/s/ Albert Benchimol
	Name:	Albert Benchimol
	Title:	Chief Financial Officer

Hellman & Friedman Capital Partners V (Cayman), L.P. Hellman & Friedman Capital Partners V (Cayman Parallel), L.P. Hellman & Friedman Capital Associates V (Cayman), L.P.

By:	Hellman & Friedman Investors V (Cayman), L.P., general partner of Hellman & Friedman Capital Partners V (Cayman), L.P. and Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.

	By:	Hellman & Friedman Investors V (Cayman), Ltd., general partner of Hellman & Friedman Capital Associates V (Cayman), L.P. and Hellman & Friedman Investors V (Cayman), L.P.

By:	/s/ David Tunnell
	Name:	David Tunnell
	Title:	Vice President

Address for notices:
Hellman & Friedman Capital Partners V (Cayman), L.P.
Hellman & Friedman Capital Partners V (Cayman Parallel), L.P.
Hellman & Friedman Capital Associates V (Cayman), L.P.

c/o Walkers SPV Limited
Walker House, Mary Street,
PO Box 908GT
George Town, Grand Cayman, Cayman Islands

with a copy to:
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Attention: Arrie R. Park

Facsimile No.: 415 835 5408
E-mail: apark@hf.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon
Facsimile No.: (212) 455-2502
E-mail: pgordon@stblaw.com

Trident III, L.P.

By:	Stone Point Capital LLC, as manager

By:	/s/ James Carey
	Name:	James Carey
	Title:	Senior Principal

Trident III Professionals Fund, L.P.

By:	Stone Point Capital LLC, as manager

By:	/s/ James Carey
	Name:	James Carey
	Title:	Senior Principal

Address for notices:
Trident III, L.P.
Trident III Professionals Fund, L.P.
c/o Walkers Corporate Services Limited
Walkers House, 87 Mary Street
George Town
Grand Cayman KY1-9005 Cayman Islands
Facsimile No.: 345-945-4757
E-mail: WCSL.Manager@walkersglobal.com

with a copy to:
Trident III, L.P.
Trident III Professionals Fund, L.P
c/o Stone Point Capital LLC
20 Horseneck Lane
Greenwich, CT 06830
Attention: David Wermuth
Facsimile No.: 203-862-2925
E-mail: dwermuth@stonepoint.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue

New York, NY 10017 USA Attention: Peter J. Gordon Facsimile No.: (212) 455-2502 E-mail: pgordon@stblaw.com

Vestar Capital Partners V, L.P.

By:	Vestar Associates V, L.P.
Its:	General Partner

	By:	Vestar Managers V Ltd.
	Its:	General Partner

By:	/s/ Brian J. Modesitt
	Name:	Brian J. Modesitt
	Title:	Managing Director

Vestar Executives V, L.P.

By:	Vestar Associates V, L.P.
Its:	General Partner

	By:	Vestar Managers V Ltd.
	Its:	General Partner

By:	/s/ Brian J. Modesitt
	Name:	Brian J. Modesitt
	Title:	Managing Director

Vestar Capital Partners V-A, L.P.

By:	Vestar Managers V Ltd.
Its:	General Partner

By:	/s/ Brian J. Modesitt
	Name:	Brian J. Modesitt
	Title:	Managing Director

Vestar Holdings V, L.P.

By:	Vestar Managers V Ltd.
Its:	General Partner

By:	/s/ Brian J. Modesitt
	Name:	Brian J. Modesitt
	Title:	Managing Director

Address for notices:
Vestar Capital Partners V, L.P.
Vestar Capital Partners V-A, L.P.
Vestar Executives V, L.P.
Vestar Holdings V, L.P.
c/o Walkers SPV Limited
Walker House, 87 Mary Street
KY1-9001, George Town, Grand Cayman
Cayman Islands
Attention: Mr. Rolf Lindsay
Facsimile No.: 345-814-8207
E-mail: rolf.lindsay@walkersglobal.com

with a copy to:
Vestar Capital Partners V, L.P.
Vestar Capital Partners V-A, L.P.
Vestar Executives V, L.P.
Vestar Holdings V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: Brian J. Modesitt
Facsimile No.: 212-808-4922
E-mail: bmodesitt@vestarcapital.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon
Facsimile No.: (212) 455-2502
E-mail: pgordon@stblaw.com

Crestview Partners (Outbound), L.P.

By:	Crestview Partners GP (Outbound), L.P., its general partner

By:	Crestview, L.L.C., its general partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chairman and Chief Executive Officer

Crestview Partners TE (Outbound), L.P.

By:	Crestview Partners GP (Outbound), L.P., its general partner

By:	Crestview, L.L.C., its general partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chairman and Chief Executive Officer

Crestview Partners ERISA (Outbound), L.P.

By:	Crestview Partners GP (Outbound), L.P., its general partner

By:	Crestview, L.L.C., its general partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chairman and Chief Executive Officer

Crestview Partners (PF), L.P.

By:	Crestview Partners GP, L.P., its general partner

By:	Crestview, L.L.C., its general partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chairman and Chief Executive Officer

Crestview Offshore Holdings (Cayman), L.P.

By:	Crestview Partners GP, L.P., its general partner

By:	Crestview, L.L.C., its general partner

By:	/s/ Barry S. Volpert
	Name:	Barry S. Volpert
	Title:	Chairman and Chief Executive Officer

Address for notices:
Crestview Partners (Outbound), L.P.
Crestview Partners TE (Outbound), L.P.
Crestview Partners ERISA (Outbound), L.P.
Crestview Offshore Holdings (Cayman), L.P.
c/o Maples and Calder
P.O. Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Facsimile No.: 345-949-8080

Crestview Partners (PF), L.P.
667 Madison Avenue, 10th Floor
New York, NY 10065
Attention: Adam Klein
Facsimile No.: 212-906-0793
E-mail: aklein@crestview.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon
Facsimile No.: (212) 455-2502
E-mail: pgordon@stblaw.com

Caisse de depot et placement du Québec

By:	/s/ Cyrille Vittecoq
	Name:	Cyrille Vittecoq
	Title:	Vice-President, Investments

By:	/s/ François Boudreault
	Name:	François Boudreault
	Title:	Manager

Address for notices:
Caisse de depot et placement du Québec
1000, Place Jean-Paul-Riopelle
Montréal, Québec
Canada H2Z 2B3
Attention: Robert Côté
Facsimile No.: 514-281-5212
E-mail: rcote@lacaisse.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon
Facsimile No.: (212) 455-2502
E-mail: pgordon@stblaw.com

Allegheny New Mountain Partners (Cayman), L.P.

By:	New Mountain Investments II (Cayman), L.P., its General Partner

By:	NMI II (Cayman) GP, Ltd., its General Partner

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

New Mountain Partners II (Cayman), L.P.

By:	New Mountain Investments II (Cayman), L.P., its General Partner

By:	NMI II (Cayman) GP, Ltd., its General Partner

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

New Mountain Affiliated Investors II (Cayman), L.P.

By:	New Mountain Investments II (Cayman), L.P., its General Partner

By:	NMI II (Cayman) GP, Ltd., its General Partner

By:	/s/ Steven B. Klinsky
	Name:	Steven B. Klinsky
	Title:	Director

Address for notices:
New Mountain Partners II (Cayman), L.P.
Allegheny New Mountain Partners (Cayman), L.P.
New Mountain Affiliated Investors II (Cayman), L.P.
c/o Walkers Corporate Services Limited
Walker House, 87 Mary Street
George Town
Grand Cayman KY1-9002
Cayman Islands

with a copy to:
New Mountain Partners II (Cayman), L.P.
Allegheny New Mountain Partners (Cayman), L.P.
New Mountain Affiliated Investors II (Cayman), L.P.
787 7th Avenue, 49th Floor
New York, New York 10019
Attention: Robert Mulcare
Facsimile No.: 212-582-2277
E-mail: rmulcare@newmountaincapital.com

with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017 USA
Attention: Peter J. Gordon
Facsimile No.: (212) 455-2502
E-mail: pgordon@stblaw.com

PARIS RE HOLDINGS LIMITED, solely for purposes of Sections 7.04, 7.05, 7.07(a), 11.02 and 11.03

By:	/s/ Hans-Peter Gerhardt
	Name:	Hans-Peter Gerhardt
	Title:	CEO